Exhibit 4.2

Execution Version

R.R. DONNELLEY & SONS COMPANY, as Issuer,

EACH OF THE GUARANTORS PARTY HERETO,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor to U.S.

BANK NATIONAL ASSOCIATION), as Trustee and Notes Collateral Agent

SUPPLEMENTAL INDENTURE NO. 2

Dated as of February 7, 2022

to

Indenture dated as of April 28, 2021

6.125% SENIOR SECURED NOTES DUE 2026

TABLE OF CONTENTS

	Article I

	DEFINITIONS

Section 1.1	Generally	4

	Article II

	AMENDMENTS

Section 2.1	Certain Amendments to the Indenture	4
Section 2.2	Certain Waivers to the Indenture.	12
Section 2.3	Effectiveness.	12

	Article III

	MISCELLANEOUS PROVISIONS

Section 3.1	Ratification of Indenture	12
Section 3.2	Trustee Not Responsible for Recitals	12
Section 3.3	Table of Contents, Headings, etc.	13
Section 3.4	Counterpart Originals	13
Section 3.5	Governing Law; Jury Trial Waiver	13

THIS SUPPLEMENTAL INDENTURE NO. 2, dated as of February 7, 2022 (this “Supplemental Indenture”), by and among R. R. Donnelley & Sons Company, a Delaware corporation, as issuer (the “Issuer”), the entities identified on the signature pages hereto as “Guarantors” (the “Guarantors”) and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (in such capacity, the “Trustee”) and as notes collateral agent for the Notes Secured Parties (as defined in the Base Indenture) (in such capacity, the “Notes Collateral Agent”) .

W I T N E S S E T H:

WHEREAS, (i) the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent have heretofore executed and delivered an indenture, dated as of April 28, 2021 (the “Base Indenture”), as supplemented by Supplemental Indenture No. 1, dated as of May 10, 2021, by and among the Issuer, the Guarantors, solely for the purposes of being bound by Article III, Section 4.1, Section 4.7, Section 4.8 and Section 4.13 only, RRD Netherlands LLC, a Delaware limited liability Issuer, the Trustee and the Notes Collateral Agent (together with the Base Indenture, the “Indenture”) providing for the issuance by the Issuer of its 6.125% Senior Secured Notes due 2026 (the “Notes”), (ii) the Issuer, the Guarantors and the Notes Collateral Agent have heretofore executed and delivered a notes security agreement, dated as of April 28, 2021, and (iii) the Specified Pledgor and the Notes Collateral Agent have heretofore executed and delivered a notes pledge agreement, dated as of April 28, 2021;

WHEREAS, pursuant to the terms of a consent solicitation statement, dated January 20, 2022, the Issuer solicited consents to certain waivers and amendments to the Indenture with respect to the Notes and other securities as set forth herein;

WHEREAS, Section 9.02 of the Base Indenture provides that the Issuer, the Trustee and the Notes Collateral Agent may amend or supplement certain provisions of the Indenture or the Notes with the consent of the holders (the “Holders”) of at least a majority in principal amount of the Notes then outstanding (other than Notes beneficially owned by the Issuer or any of its Affiliates), and such consent has been received by the Issuer;

WHEREAS, the Issuer desires the Trustee to join with it in the execution and delivery of this Supplemental Indenture, and in accordance with Sections 9.02, 9.06 and 13.04 of the Base Indenture, the Issuer has (i) duly adopted and delivered to the Trustee and Notes Collateral Agent, resolutions of its Board of Directors authorizing the execution and delivery of this Supplemental Indenture, (ii) delivered to the Trustee and Notes Collateral Agent evidence reasonably satisfactory to the Trustee and Notes Collateral Agent that Holders of at least a majority in principal amount of the Notes outstanding have given and, as of the date hereof, have not withdrawn their consents to the amendments set forth in this Supplemental Indenture, and (iii) delivered to the Trustee and Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel stating that the execution of this Supplemental Indenture is permitted by the Indenture and that all conditions precedent to its execution have been complied with, and the Indenture and this Supplemental Indenture are valid and binding obligations of the Issuer and Guarantors and are enforceable in accordance with their terms;

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Issuer, the Trustee and Notes Collateral Agent, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer covenants and agrees with the Trustee and Notes Collateral Agent, for the equal and ratable benefit of the Holders, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Generally.

(a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.

(b) The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.

ARTICLE II

AMENDMENTS

Section 2.1 Certain Amendments to the Indenture. Solely with respect to the Notes, the Indenture is hereby amended as follows:

(a) Clauses (b)(18) and (b)(19) of the definition of “Asset Sale” as set forth in Section 1.01 of the Base Indenture are hereby deleted in their entirety and replaced with the following and a new Clause (b)(20) of the definition of “Asset Sale” as set forth in Section 1.01 of the Base Indenture is hereby added as follows:

(18) dispositions in connection with Permitted Liens and related transactions;

(19) the disposition of any assets (including Equity Interests) (i) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Issuer and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Issuer to consummate any acquisition; and

(20) any dispositions of assets in connection with or relating to the Delta Merger Transactions.

(b) the definition of “Change of Control” as set forth in Section 1.01 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“Change of Control” means the occurrence of any of the following after the Issue Date:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than the Issuer or one of its Subsidiaries or to a Permitted Holder; or

(b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person, other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Issuer’s voting stock.

For purposes of this definition, any direct or indirect holding company of the Issuer of which the Issuer is a wholly-owned subsidiary shall not itself be considered a Person for purposes of clause (b) above; provided that no Person beneficially owns, directly or indirectly, more than 50% of the total voting power of the voting stock of such holding company.

(c) Clause (a)(8) of the definition of “Consolidated EBITDA” as set forth in Section 1.01 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

(8) any restructuring and impairment charges or expenses and any fees, charges or other expenses paid or incurred in connection with any actual or proposed non-ordinary course Investment, asset sale, acquisition, recapitalization or issuance of capital stock or incurrence of Indebtedness or any amendment or modification of Indebtedness, or any other non-recurring or unusual items (including the Delta Merger Transaction Expenses to the extent paid (and not reimbursed) or incurred by the Issuer or any of its Restricted Subsidiaries); minus

(d) the definition of “Continuing Directors” as set forth in Section 1.01 of the Base Indenture is hereby deleted in its entirety;

(e) the definition of “Permitted Holder” as set forth in Section 1.01 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“Permitted Holder” means CAM and its respective Subsidiaries and Affiliates and any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of Section 4.14 hereof (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with Section 4.14 hereof) shall thereafter constitute a Permitted Holder.

(f) Clauses (19) and (20) of the definition of “Permitted Investments” as set forth in Section 1.01 of the Base Indenture are hereby deleted in their entirety and replaced with the following and a new Clause (21) of the definition of “Permitted Investments” as set forth in Section 1.01 of the Base Indenture is hereby added as follows:

(19) guarantees of obligations of Subsidiaries that are not the Issuer or Guarantor in an aggregate amount not to exceed $75,000,000;

(20) other Investments in an aggregate amount not to exceed the greater of $160,000,000 and 40% of Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which internal financial statements are available; and

(21) any Investments in connection with or relating to the Delta Merger Transactions.

(g) Clause (21) of the definition of “Permitted Liens” as set forth in Section 1.01 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

(21) Liens on the Collateral (i) securing Indebtedness or other obligations under any Credit Facilities permitted to be incurred (and so incurred and classified) pursuant to Section 4.09(b)(1)(ii); provided that (x) such Liens may rank senior in priority to the Liens on the ABL Collateral (as defined in the ABL Intercreditor Agreement) securing the Notes Obligations but in such case shall rank junior in priority to the Liens on the Fixed Asset Collateral (as defined in the ABL Intercreditor Agreement) securing the Notes Obligations and (y) such Liens shall be subject to the ABL Intercreditor Agreement, and (ii) securing Indebtedness or other obligations under any Credit Facilities (which may include the issuance of any Additional Notes or the incurrence of any incremental term loans under the Term Loan Facility) permitted to be incurred (and so incurred and classified) pursuant to Section 4.09(b)(1)(iii) or pursuant to Section 4.09(b)(23); provided that (x) such Liens shall rank pari passu with the Liens securing the Notes Obligations and (y) such Liens shall be subject to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement;

(h) the following definitions are hereby inserted alphabetically into Section 1.01 of the Base Indenture:

“CAM” means Chatham Asset Management, LLC, a Delaware limited liability company, together with certain of its Affiliates.

“Delta Merger” means the merger of Merger Sub with and into the Issuer pursuant to the Delta Merger Agreement.

“Delta Merger Agreement” means the Agreement and Plan of Merger, dated as of December 14, 2021, by and among Parent, Merger Sub and the Issuer, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Delta Merger CoC Financing” means the incurrence of any Indebtedness (including the issuance of any Additional Notes or the incurrence of any incremental term loans or replacement term loans under the Term Loan Facility and any related Guarantees) by the Issuer and the Guarantors to finance or refinance the purchase, redemption or other repayment of up to all of the aggregate principal amount of and any other Obligations with respect to any series of Existing Senior Notes, whether by change of control offer, tender offer, private repurchase or otherwise. For the avoidance of doubt, the Delta Merger CoC Financing may occur after the Delta Merger Closing Date.”

“Delta Merger Closing Date” means the effective time of the merger contemplated by the Merger Agreement.

“Delta Merger Debt Exchange” means the exchange by one or more Permitted Holders of all of the Existing Senior Notes and Notes owned or held by it immediately prior to the consummation of such exchange for Equity Interests and/or pay-in-kind Indebtedness of Parent (which Indebtedness shall be non-recourse to the Issuer, any of its Subsidiaries or any of their respective assets) on or after the Delta Merger Closing Date and any substantially similar exchange by any other holder of the Existing Senior Notes and/or the Notes.

“Delta Merger Financing” means the incurrence of any Indebtedness (including the issuance of any Additional Notes or the incurrence of any incremental term loans or replacement term loans under the Term Loan Facility and any related Guarantees) by the Issuer and the Guarantors to pay the Merger Consideration (as defined in the Delta Merger Agreement) or otherwise fund the Delta Merger or to pay any Delta Merger Transaction Expenses.

“Delta Merger Transaction Expenses” means any and all fees (including consent fees), costs or expenses incurred or paid by the Permitted Holders, Intermediate Holdings, the Parent, the Issuer or any of their respective Subsidiaries in connection with or related to the Delta Merger Agreement or the Delta Merger Transactions, including any payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses, or stock options.

“Delta Merger Transactions” means (a) the Delta Merger, including the payment of the Merger Consideration and the making by the Issuer or any of its Subsidiaries of any dividends or distributions to a Parent Entity to pay or cause to be paid the Merger Consideration or otherwise fund the Delta Merger or to pay any Delta Merger Transaction Expenses, (b) the Delta Merger Debt Exchange, (c) the Delta Merger Financing, (d) the Delta Merger CoC Financing, (e) any restructuring transactions in connection with the Delta Merger, (f) the payment of the Delta Merger Transaction Expenses and (g) any other transactions contemplated by the Delta Merger Agreement or entered into in connection with or relating to the Delta Merger.

“Intermediate Holdings” means a Delaware corporation and wholly owned Subsidiary of Parent which will become the direct parent of Issuer immediately subsequent to the consummation of the Delta Merger on the Delta Merger Closing Date.

“Merger Sub” means Chatham Delta Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent.

“Parent” means Chatham Delta Parent, Inc., a Delaware corporation and wholly owned Subsidiary of CAM.

“Parent Entity” means any beneficial owner, directly or indirectly, of 100% of the outstanding capital stock of the Issuer.

(i) Clauses (b)(1) and (b)(3) of Section 4.03 of the Base Indenture are hereby deleted in their entirety and replaced with the following:

(1) within 120 days after the end of each fiscal year (or 150 days in the case of the fiscal year of the Issuer ended on or around December 31, 2022), annual audited financial statements for such fiscal year, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with respect to the periods presented prepared in accordance with GAAP and a report thereon by the Issuer’s certified independent accountants.

(3) promptly after the occurrence of any of the following events (and, in any case, not required to be sooner than five Business Days after the occurrence of any such event), current reports of the Issuer containing substantially all of the information that would be required to be filed in a current report on Form 8-K under the Exchange Act on the Issue Date pursuant to Sections 1 and 4, Items 2.01, 2.03, 2.04(a), 5.01, 5.02(a)(1) (with respect to independent directors only), 5.02(b) (with respect to officers and independent directors only), 5.02(c)(1) and (3), 5.02(d)(1), (2), (3) and (4) (in each case, with respect to independent directors only) 5.03(b) of Form 8-K (but excluding, for the avoidance of doubt, financial statements and exhibits that would be required pursuant to Item 9.01 of Form 8-K, other than financial statements and pro forma financial information (in each case relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K) to the extent available (as determined in good faith by the Issuer)) if the Issuer had been a reporting company under the Exchange Act.

(j) Clause (f) of Section 4.03 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

(f) The Issuer will participate in quarterly conference calls (which may be a single conference call together with investors and lenders holding other securities or Indebtedness of the Issuer, its Restricted Subsidiaries and/or any Parent Entity) to discuss results of operations when the Issuer, in its sole discretion, deems such conference calls reasonably advisable.

(k) Clause (a)(7)(iii) of Section 4.07 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

(iii) 100% of the aggregate amount of net proceeds of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than by a Restricted Subsidiary or in connection with the consummation of the Delta Merger); plus

(l) Clauses (b)(12) and (b)(13) of Section 4.07 of the Base Indenture are hereby deleted in their entirety and replaced with the following and new Clauses (b)(14), (b)(15) and (b)(16) of Section 4.07 of the Base Indenture are hereby added as follows:

(12) payment by the Issuer of, or loans, advances, dividends or distributions by the Issuer to any Parent Entity to pay, dividends on the common stock or equity of the Issuer or Parent Entity following a public offering of such common stock or equity after the Delta Merger Closing Date in an amount not to exceed in any fiscal year 6% of the net cash proceeds received by the Issuer (whether directly, or indirectly through a contribution to common equity capital by any Parent Entity) in or from such public offering;

(13) other Restricted Payments not to exceed the greater of $100,000,000 and 25% of Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which internal financial statements are available; provided that after giving effect thereto no Event of Default shall have occurred and be continuing;

(14) payments made to a Parent Entity (A) to allow such Parent Entity to pay (i) administrative expenses and corporate overhead, franchise fees and customary director fees, (ii) premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees and (iii) reasonable fees and expenses incurred in connection with any debt or equity offering or any acquisition or strategic transaction by such Parent Entity and (B) (i) if the Issuer or any of its Subsidiaries is a member of a group filing a consolidated, combined, or unitary federal (and, as applicable, state or local) income tax return with any Parent Entity, to allow such Parent Entity to pay federal, state and local income taxes in respect of the income of Issuer or its Subsidiaries; provided that (x) in respect of the income of any Unrestricted Subsidiary, Issuer shall not distribute an amount greater than what it received from such Subsidiary and (y) the maximum distributions by Issuer under this Section 4.07(b)(14) shall not exceed the federal, state and local income taxes for which Issuer would be liable if it did not file as a consolidated, combined, or unitary income tax return with such Parent Entity and (ii) to allow any Parent Entity to pay franchise and excise taxes, fees and other similar taxes and expenses, in each case, required to maintain its existence;

(15) so long as no Event of Default has occurred and is continuing, the payment of management fees not to exceed $3,000,000 in the aggregate in any fiscal year; and

(16) Restricted Payments in connection with or related to the Delta Merger Transactions.

(m) Clauses (b)(16), (b)(21) and (b)(22) of Section 4.09 of the Base Indenture are hereby deleted in their entirety and replaced with the following and a new Clause (b)(23) of Section 4.09 of the Base Indenture is hereby added as follows:

(16) all premiums (if any), interest, fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (1) through (15) above and clauses (17) through (23) below;

(21) Indebtedness of Joint Ventures and/or Indebtedness incurred on behalf of any Joint Venture or any Guarantees of Indebtedness of joint ventures, in an aggregate outstanding principal amount not to exceed when taken together with other Indebtedness outstanding and incurred pursuant to this clause (21), the greater of (i) $80,000,000 and (ii) and 20% of the Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which internal financial statements are available;

(22) any other Indebtedness, Disqualified Stock or Preferred Stock not otherwise permitted hereunder which, when aggregated with the amount of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and incurred pursuant to this clause (22), does not at any one time exceed $100,000,000; and

(23) the Delta Merger Financing, the Delta Merger CoC Financing and any other Indebtedness incurred in connection with or relating to the Delta Merger Transactions and any Refinancing Indebtedness in respect thereof.

(n) Clause (c) of Section 4.09 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

(c) For purposes of determining compliance with this Section 4.09; in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (23) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in such of the above clauses of Section 4.09(b) hereof or under Section 4.09(a) hereof as so reclassified by the Issuer, in its sole discretion; provided, that (x) all Indebtedness outstanding under the ABL Facility on the Delta Merger Closing Date shall be treated as incurred on the Delta Merger Closing Date under clause (1)(ii) of Section 4.09(b) hereof and may not be reclassified and (y) all Indebtedness outstanding under the Term Loan Facility on the Delta Merger Closing Date will be treated as incurred on the Delta Merger Closing Date under clause (1)(iii) of the preceding paragraph and may not be reclassified; provided, further, that following the allocation of Indebtedness as set forth in the foregoing proviso, any other Indebtedness incurred in connection with or relating to the Delta Merger Financing, the Delta Merger CoC Financing and the other Delta Merger Transactions (and any Refinancing Indebtedness in respect thereof) and not permitted by clause (1) of Section 4.09(b) shall automatically be deemed to have been incurred pursuant to clause (23) of Section 4.09(b).

(o) Clauses (b)(12) and (b)(13) of Section 4.11 of the Base Indenture are hereby deleted in their entirety and replaced with the following and a new Clause (b)(14) of Section 4.11 of the Base Indenture is hereby added as follows:

(12) any transaction with an Affiliate in which the consideration paid by the Issuer, the Issuer or any Restricted Subsidiary consists only of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(13) any agreement or arrangement as in effect as of the Issue Date, or any amendment or replacement thereto (so long as any such amendment or replacement, taken as a whole, is not materially less favorable to the Issuer and its Restricted Subsidiaries than the agreement or arrangement in effect as of the Issue Date (as determined by the Board of Directors or senior management of the Issuer in good faith)); and

(14) transactions in connection with or relating to the Delta Merger Transactions.

(p) a new Clause (e) of Section 5.01 of the Base Indenture is hereby added as follows:

(e) Sections 5.01(a)(3) and 5.01(a)(4) hereof shall not apply to the Delta Merger Transactions.

(q) Clause (b) of Section 6.01 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

(b) A Default under clauses (3), (4), (5), (6) or (10) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuer (and if by such Holders, the Trustee and the Issuer) of the Default and, with respect to clauses (3), (4), (6) and (10), such party does not cure such default within the time specified in clauses (3), (4), (6) and (10), as applicable, of Section 6.01(a) hereof after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default; provided, further, that if any such notice of Default is in connection with or relating to any of the Delta Merger Transactions, such two-year period shall instead be one year (it being understood that in no event shall this proviso constitute a waiver of a Default in the payment of the principal of, premium, if any, or interest on the Notes or change any provision of this Indenture relating to waivers of past Defaults).

(r) all references to Sections of the Indenture amended by this Supplemental Indenture shall mean such Section as amended by this Supplemental Indenture.

Section 2.2 Certain Waivers to the Indenture. Solely with respect to the Notes, the merger of Chatham Delta Acquisition Sub, Inc., a Delaware corporation, with and into the Issuer (the “Merger”) pursuant to the agreement and plan of merger, dated as of December 14, 2021, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time (the “Merger Agreement”), will not constitute a Change of Control under Section 1.01 of the Base Indenture. For the avoidance of doubt, the Issuer shall have no obligation to make a Change of Control Offer pursuant to Section 4.14 of the Base Indenture in connection with the Merger.

Section 2.3 Effectiveness. This Supplemental Indenture shall become effective upon the execution and delivery hereof by the parties hereto. Notwithstanding the foregoing, the amendments and waivers set forth above in this Article II shall not become operative until immediately prior to the consummation of the Merger pursuant to the Merger Agreement and will cease to be operative if the Merger is not consummated.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.2 Trustee and Notes Collateral Agent Not Responsible for Recitals. The recitals contained herein and in the Notes shall be taken as the statements of the Issuer, and each of the Trustee and Notes Collateral Agent assumes no responsibility for the correctness of the same. Each of the Trustee and Notes Collateral agent make no representations as to and shall not be responsible for the validity or sufficiency of this Supplemental Indenture or of the Notes. Each of the Trustee and Notes Collateral Agent make no representations as to and shall not be responsible for the Issuer’s 6.500% notes due 2023, 6.000% notes due 2024, 8.250% notes due

2027, 8.500% notes due 2029, 6.625% debentures due 2029 and 8.820% debentures due 2031, the solicitation of consents and the consents of the Holders of the Notes. In entering into this Supplemental Indenture, each of the Trustee and the Notes Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee and the Notes Collateral Agent, whether or not elsewhere herein so provided. The Issuer hereby confirms to the Trustee and the Notes Collateral Agent that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act (“FATCA”) purposes. Each of the Trustee and the Notes Collateral Agent shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee and Notes Collateral Agent receive written notice of such modification from the Issuer.

Section 3.3 Table of Contents, Headings, etc. The table of contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.4 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee and the Notes Collateral Agent hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee and the Notes Collateral Agent by the authorized representative), in English. Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee and the Notes Collateral Agent, including without limitation the risk of Trustee and the Notes Collateral Agent reasonably acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 3.5 Governing Law; Jury Trial Waiver. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE ISSUER, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed all as of the date and year first written above.

R. R. DONNELLEY & SONS COMPANY, as Issuer

By:	/s/ Terry D. Peterson
Name: Terry D. Peterson
Title: Executive Vice President and
Chief Financial Officer

[Second Supplemental Indenture]

AMERICAN LITHOGRAPHERS, INC.
BANTA CORPORATION
BANTA GLOBAL TURNKEY LLC
BRIDGETOWN PRINTING CO.
CONSOLIDATED GRAPHICS INTERNATIONAL, INC.
CONSOLIDATED GRAPHICS PROPERTIES II, INC.
CONSOLIDATED GRAPHICS SERVICES, INC.
CONSOLIDATED GRAPHICS, INC.
COURIER PRINTING COMPANY
DDM-DIGITAL IMAGING, DATA PROCESSING AND MAILING SERVICES, L.C.
EGT PRINTING SOLUTIONS, LLC
EMERALD CITY GRAPHICS, INC.
HICKORY PRINTING SOLUTIONS, LLC
IRONWOOD LITHOGRAPHERS, INC.
KELMSCOTT COMMUNICATIONS LLC
MERCURY PRINTING COMPANY, LLC
OFFICETIGER HOLDINGS INC.
OFFICETIGER LLC
PBM GRAPHICS, INC.
PRECISION DIALOGUE DIRECT, INC.
PRECISION DIALOGUE MARKETING, LLC
PRECISION DIALOGUE, INC.
PRECISION LITHO, INC.
RR DONNELLEY LOGISTICS SERVICES WORLDWIDE, INC.
RRD DUTCH HOLDCO, INC.
THE JACKSON GROUP CORPORATION
THE JARVIS PRESS, INC
THE MCKAY PRESS, INC.
THOUSAND OAKS PRINTING & SPECIALTIES, INC.
VERITAS DOCUMENT SOLUTIONS, LLC, as Guarantors

By:	/s/ Terry D. Peterson
Name: Terry D. Peterson
Title: Authorized Signatory

[Second Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor to U.S. BANK NATIONAL ASSOCIATION), as Trustee and Notes Collateral Agent

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

[Second Supplemental Indenture]